As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RYVYL INC.

(Exact name of registrant as specified in its charter)

Nevada	22-3962936
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(Address of principal executive offices, including zip code)

2023 Equity Incentive Plan

(Full title of the plan)

Fredi Nisan

Chief Executive Officer

RYVYL Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(Name and address of agent for service)

copy to:

Barry Grossman, Esq.

Sarah Williams, Esq.

Scott Miller, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified will be sent or given to Plan participants as required by Rule 428(b)(1) of the Securities Act. Such document(s), along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

●	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2023;

●

the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the Commission on May 22, 2023, and the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023, filed with the Commission on August 14, 2023;

●

the Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2023, March 8, 2023, March 14, 2023, March 21, 2023, May 1, 2023, May 12, 2023, June 6, 2023, June 13, 2023, July 26, 2023, August 1, 2023, August 15, 2023, August 18, 2023, August 28, 2023, September 6, 2023, October 19, 2023, October 20, 2023, October 26, 2023 and November 3, 2023; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to certain limitations, our articles of incorporation and bylaws provide that the Company will provide indemnification to its directors and officers to the fullest extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation. Our bylaws also provide for indemnification of our directors and officers.

Pursuant to Nevada Revised Statutes (“NRS”) 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.7502, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer of the corporation or who is serving at the request of the corporation as an officer, director or representative of any other entity or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

We maintain a director and officer insurance policy on behalf of any person who is or was a director or officer of the Company. Under such insurance policy, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description

5.1*	Opinion of Ellenoff Grossman & Schole LLP.

10.1*	2023 Equity Incentive Plan.

23.1*	Consent of Simon & Edward LLP.

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, CA on November 7, 2023.

RYVYL INC.

By:	/s/ Fredi Nisan
Name:	Fredi Nisan
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fredi Nisan and George Oliva, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fredi Nisan	Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2023
Fredi Nisan

/s/ George Oliva	Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2023
George Oliva

/s/ Ben Errez	Executive Vice President and Chairman of the Board of Directors	November 7, 2023
Ben Errez

/s/ Genevieve Baer	Director	November 7, 2023
Genevieve Baer

/s/ Ezra Laniado	Director	November 7, 2023
Ezra Laniado

/s/ David Montoya	Director	November 7, 2023
David Montoya